SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 4, 2003

PENWEST PHARMACEUTICALS CO.

(Exact Name of Registrant as Specified in its Charter)

Washington
(State or Other Jurisdiction of Incorporation)

000-23467 (Commission File Number)	91-1513032 (IRS Employer Identification No.)

39 Old Ridgebury Road, Suite 11 Danbury, Connecticut (Address of Principal Executive Offices)	06810-5120 (Zip Code)

(877) 736-9378
(Registrant’s Telephone Number, Including Area Code)

Item 5. Other Events and Required FD Disclosure

     Penwest Pharmaceuticals Co., a Washington corporation, is filing this current report on Form 8-K for the purpose of filing with the Securities and Exchange Commission audited consolidated financial statements, including its consolidated balance sheets as of December 31, 2002 and December 31, 2001 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2002. The consolidated financial statements included in this current report were prepared and are being filed solely for the purpose of presenting as a discontinued operation, Penwest’s excipient business, which was sold on February 27, 2003 and was previously included in continuing operations. Penwest is also including in this current report its related Management’s Discussion and Analysis of Financial Condition and Results of Operations, which reflects Penwest’s excipient business as a discontinued operation.

     On February 27, 2003, Penwest sold substantially all of the assets used in its excipient business. The audited consolidated financial statements included in Penwest’s Annual Report on Form 10-K for the year ended December 31, 2002 referenced the transaction as a subsequent event but did not present the excipient business as a discontinued operation. Subsequently, in the condensed consolidated statements of operations and condensed consolidated statements of cash flows included in Penwest’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, Penwest presented the operating results of the excipient business as a discontinued operation.

FORWARD LOOKING STATEMENTS

     The matters discussed herein, including the Management’s Discussion and Analysis that follows, contain forward-looking statements that involve risks and uncertainties, which may cause Penwest’s actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include the Penwest’s dependence on its drug delivery business without the revenues and cash flows from its former excipient business; dependence on collaborators to, among other things, sell products for which Penwest receives royalties, file for regulatory approvals, and advance clinical development and commercialization of products; the ability to enter into additional collaborations; uncertainty of success of collaborations; regulatory risks relating to drugs formulated with TIMERx® in development; the timing of clinical trials and whether the results of clinical trials will warrant further clinical trials; actual and potential competition; the timing and outcome of regulatory approval of products, including oxymorphone ER; the need for capital; and other risks as set forth under the caption “Certain Factors That May Affect Future Results” in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2003, which risk factors are incorporated herein by reference. Penwest disclaims any intention or obligation to update any forward-looking statements.

PENWEST PHARMACEUTICALS CO. CONSOLIDATED FINANCIAL STATEMENTS

     The consolidated balance sheets as of December 31, 2002 and 2001 and the related statements of operations, cash flows and shareholders’ equity for each of the three years in the period ended December 31, 2002 are filed as Appendix A hereto and are included as part of this Current Report on Form 8-K.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

     The following Management’s Discussion and Analysis of Financial Condition and Results of Operations relates to the audited consolidated financial statements included as Appendix A to this Current Report on Form 8-K.

Overview

     Penwest develops pharmaceutical products based on innovative oral drug delivery technologies. The foundation of Penwest’s technology platform is TIMERx, an extended release delivery system that is adaptable to soluble and insoluble drugs, and that is flexible for a variety of controlled release profiles. The Company has also developed two additional oral drug delivery systems, Geminex and SyncroDose. Geminex is a dual drug delivery system that is designed to provide independent release of different active ingredients contained in a drug, and SyncroDose is a chronotherapeutic drug delivery system that is designed to release the active ingredient of a drug at the desired site and time in the body.

     Penwest’s product portfolio includes four products utilizing its proprietary controlled release drug delivery technology that were developed with collaborators and have been approved in various countries. In addition, the Company has a number of product candidates in its drug development pipeline. The most advanced of these is oxymorphone ER, an extended release formulation of oxymorphone incorporating TIMERx technology. The Company is developing oxymorphone ER with Endo Pharmaceuticals Inc. (“Endo”). The FDA accepted for filing a new drug application, or NDA, submitted by Endo for oxymorphone ER in February 2003, and the FDA is currently reviewing the application. On March 17, 2003, the Company exercised its right under the oxymorphone ER agreement and gave Endo notice that it was discontinuing its participation in the funding of the development and marketing of oxymorphone ER, effective April 17, 2003.

     Prior to February 27, 2003, Penwest also developed, manufactured and distributed branded pharmaceutical excipients, which are the inactive ingredients in tablets and capsules, primarily consisting of binders, disintegrants and lubricants. On February 27, 2003, Penwest sold substantially all of the assets used in the Company’s excipient business to subsidiaries and affiliates of Josef Rettenmaier Holding GmbH & Co. KG (the “Asset Sale”). The Company received $39.5 million in cash and a promissory note for $2.25 million in consideration for the excipient business. The Company received $1.0 million of the $2.25 million promissory note in April 2003 with the balance due in May 2004. The Company intends to use the proceeds of the sale of its excipient business to expand its drug delivery business. Commencing in the first quarter of 2003, the Company reported the operating results of the excipient business as a discontinued operation. The Company’s audited consolidated financial statements included in this Current Report on Form 8-K present as a discontinued operation, the operating results of the excipient business for 2002, 2001, and 2000, which was previously included in continuing operations.

     On August 5 and August 6, 2003, the Company completed the sale of a total of 2,507,762 shares of common stock through a private placement to selected institutional investors (the “Private Placement”), resulting in gross proceeds to the Company of $52.7 million, from which the Company estimates it will pay fees and expenses of approximately $3.3 million. As part of the Private Placement, the Company granted the institutional investors additional rights to purchase up to an additional 501,552 shares of common stock at an exercise price of $26.00 per share. These additional investment rights will become exercisable 90 days after the closing date or, if earlier, upon the effectiveness of a registration statement for the resale of the common stock issued to the investors, and will expire 60 trading days after the effectiveness of such registration statement. The Company intends to use the net proceeds from the Private Placement to fund the research, development, marketing and commercialization of its products and technologies, and for general corporate purposes.

     The Company has incurred net losses since 1994. As of December 31, 2002, the Company’s accumulated deficit was approximately $78.0 million. The Company expects operating losses and negative cash flows to continue until substantial sales of products commercialized utilizing TIMERx technology occur. A substantial portion of the Company’s revenues through February 27, 2003 were generated from sales of the Company’s pharmaceutical excipient product line. During 2002 and 2001, the Company derived 87% and 86%, respectively, of its revenues from the sales of its excipient products, and sales of its excipient products generated positive cash flows from operations although the Company as a whole had negative cash flows from operations. Effective February 27, 2003, the Company no longer derives any revenues from the excipient business. Accordingly, the Company expects that the balance of its revenues for 2003 will be generated primarily from Mylan Pharmaceuticals Inc. (“Mylan”) royalties from Mylan’s sales of Pfizer’s 30 mg generic Procardia XL and shipments of bulk TIMERx. The Company’s future profitability will depend on several factors, including:

•	the successful commercialization of TIMERx controlled release products, including in particular oxymorphone ER;

•	the Company’s ability to use net proceeds from the Asset Sale and the Private Placement to expand its drug development product pipeline;

•	royalties from Mylan’s sales of Pfizer’s 30 mg generic version of Procardia XL; and

•	the level of the Company’s investment in research and development activities.

     The Company’s strategy includes a significant commitment to spending on research and development targeted at identifying and developing modified release products which can be formulated using the Company’s TIMERx technologies. The Company also expects to expend significant resources on the development of new drug delivery technologies, both internally and through in-licenses or acquisition. The Company’s spending in the area of new technology, however, is discretionary and is subject to the Company identifying appropriate opportunities, as well as the availability of funds from the Company’s operations, cash resources, collaborative research and development arrangements and external financing. There can be no assurance when or if the Company will achieve profitability or if it will be able to sustain profitability on a quarterly basis, if at all.

     The Company’s collaborative agreements include licensing arrangements in which the Company is entitled to receive milestone payments, royalties on the sale of the products covered by such collaborative agreements and payments for the purchase of formulated TIMERx material, as well as licensing arrangements which include revenue and cost sharing components in which the Company shares in the costs and profitability at predetermined percentages, but does not generally receive milestone payments. There can be no assurance that the Company’s controlled release product development efforts will be successfully completed, that required regulatory approvals will be obtained or that approved products will be successfully manufactured or marketed.

     The Company’s results of operations may fluctuate from quarter to quarter depending on the amount and timing of royalties on Mylan’s sales of Pfizer’s 30 mg generic version of Procardia XL, volume and timing of orders of formulated bulk TIMERx, and on variations in payments under the Company’s collaborative agreements, including payments upon the achievement of specified milestones. The Company’s quarterly operating results may also fluctuate depending on other factors, including variations in gross margins of the Company’s products, the mix of product sales and royalty revenues, competition and regulatory actions.

Critical Accounting Policies and Estimates

     The Company’s discussion and analysis of its financial condition and results of operations are based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The Company’s significant accounting policies are more fully described in the notes to the consolidated financial statements included in this Current Report on Form 8-K. These policies are important to the portrayal of the Company’s financial condition and results of operations. The preparation of these financial statements requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Areas where significant judgments are made include, but are not limited to, revenue recognition, deferred taxes-valuation allowance and impairment of long-lived assets. Actual results could differ materially from these estimates.

     The following accounting policies meet these characteristics and are considered most significant:

Revenue Recognition

     Revenues from product sales are recognized when title transfers and customer acceptance provisions have lapsed, provided collections of the related accounts receivable are probable. Revenues received from non-refundable upfront licensing fees are recognized ratably over the development period of the collaboration agreement, when this period involves development risk associated with the incomplete stage of a product’s development or over the estimated or contractual licensing and supply term when there exists an obligation to supply inventory for manufacture. Non-refundable milestone fees received for the development funding of a product are partially recognized upon receipt based on the Company’s proportionate development efforts achieved to date relative to the total expected development efforts and the remainder is generally recognized ratably over the remaining expected development period. The proportionate development efforts achieved are measured by estimating the percentage of work completed that is required of the Company in the development effort for the product. This estimate is primarily derived from the underlying project plans and timelines, developed by qualified personnel who work closely on such projects. In particular, the Company reviews output measures such as job specifications and tasks completed, compared to all such job specifications and tasks outlined for a particular project. Job specifications vary with each project and primarily include development activities regarding initial formulation work, manufacturing scale-up, proof-of-principle biostudies, clinical development and regulatory matters. Other contractual fees received in connection with a collaborator’s launch of a product are also recognized ratably over the estimated or contractual licensing and supply term. Product royalty fees are recognized when earned.

Deferred Taxes — Valuation Allowance

     The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. While the Company may consider any potential future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event the Company were to determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. At December 31, 2002, the Company had recorded full valuation allowances totaling approximately $23.3 million against its net deferred tax assets.

Impairment of Long-Lived Assets

     In assessing the recoverability of the Company’s intangible assets, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates or their related assumptions change in the future, the Company may be required to record impairment charges for these assets.

Results of Operations

Years Ended December 31, 2002 and 2001

     Total revenues decreased 4% for the year ended December 31, 2002 to $5.5 million from $5.8 million for the year ended December 31, 2001. Product sales decreased by 24% to $619,000 for the year ended December 31, 2002 compared to $814,000 for the year ended December 31, 2001. The decrease in product sales was primarily due to the timing of customer orders for formulated bulk TIMERx. Royalties and licensing revenues, primarily consisting of the royalties from Mylan on their sales of Pfizer’s 30 mg generic Procardia XL, decreased slightly in 2002 to $4.9 million from $5.0 million in 2001.

     Gross profit decreased to $5.4 million, or 97% of total revenues for 2002, from $5.6 million, or 96% of total revenues for 2001. The decrease in gross profit was primarily due to the decrease in product sales noted above. The increase in gross profit percentage was primarily due to revenue mix, with proportionately higher royalties than product sales in 2002, as compared to 2001.

     Selling, general and administrative expenses increased by 19% for the year ended December 31, 2002, to $7.6 million as compared with $6.4 million the year ended December 31, 2001. The increase was primarily due to an increase in the Company’s share of marketing expenses on oxymorphone ER, increased compensation expense primarily due to hiring additional personnel and increased business insurance costs.

     Research and product development expenses increased by 5% for the year ended December 31, 2002 to $17.0 million from $16.2 million for the year ended December 31, 2001. This increase was primarily due to the Company’s share of the increased costs of clinical trials for oxymorphone ER being developed with Endo, and the Company’s increased investment in the development of new products utilizing TIMERx technology and in research involving new drug delivery technologies.

     The most advanced of the Company’s product candidates is oxymorphone ER, which the Company is developing with Endo. Endo, which is responsible for conducting the clinical trials and seeking regulatory approval of the product, completed the clinical trials for this product in July 2002 and the FDA accepted for filing the NDA for oxymorphone ER in February 2003. The Company incurred costs relating to the research and development of oxymorphone ER of approximately $8.9 million and $8.7 million for 2002 and 2001, respectively. These project costs reflect amounts paid to Endo and do not include any pre-launch marketing costs or significant allocated internal costs. No research and development expenses are expected to be incurred with respect to oxymorphone ER after April 17, 2003, unless the Company resumes its participation in the funding of the development and marketing of oxymorphone ER. The Company anticipates using the funds that otherwise would have been expended on oxymorphone ER to increase its investment in the development of additional products utilizing TIMERx technology, and in research and development involving new drug delivery technologies.

     As of December 31, 2002, the Company had several other product candidates utilizing TIMERx technology in various stages of clinical trials. The Company’s costs of research and new technology development were approximately $2.2 million and $1.4 million for 2002 and 2001, respectively.

     Completion of clinical trials and commercialization of these product candidates may take several years, and the length of time can vary substantially according to the type, complexity and novelty of a product candidate. Because these projects are in early stage of development and given the technological and regulatory hurdles likely to be encountered in the development and commercialization of these products, the future timing and costs of these various research and development programs are uncertain. There can be no assurance that any of the Company’s products will be successfully developed, will receive regulatory approval, or will be successfully commercialized.

     For continuing operations, the effective tax rates for 2002 and 2001 were essentially zero. The effective tax rates are higher than the federal statutory rate of a 34% benefit due primarily to valuation allowances recorded to offset net deferred tax assets relating to the Company’s net operating losses, and foreign income taxes.

Years Ended December 31, 2001 and 2000

     Total revenues decreased 34% for the year ended December 31, 2001 to $5.8 million from $8.8 million for the year ended December 31, 2000. Product sales decreased to $814,000 for 2001 compared to $3.9 million for 2000, representing a decrease of 79%. The decrease in product sales was due to lower revenues on sales of formulated bulk TIMERx during 2001, reflecting the formulated bulk TIMERx shipments to Mylan in 2000, totaling $3.2 million, under the Company’s arrangement with Mylan relating to Nifedipine XL, which did not recur in 2001. Royalties and licensing revenues increased 2% from $4.9 million in 2000 to $5.0 million in 2001, primarily as a result of increased royalties earned on Mylan’s sales of Pfizer’s 30 mg generic Procardia XL, as Mylan captured greater market share in 2001. This royalty, however, did trend down in the second quarter of 2001 compared to the previous two quarters, due to the entrant of a competitor, and remained fairly flat through the remainder of 2001.

     Gross profit decreased to $5.6 million, or 96% of total revenues for 2001, from $6.1 million, or 69% of total revenues for 2000. The decrease in gross profit was primarily due to the bulk TIMERx shipments to Mylan in 2000, which did not recur in 2001, as noted above. The increase in gross profit percentage was primarily due to revenue mix, with proportionately higher royalties than product sales in 2001, as compared to 2000.

     Selling, general and administrative expenses increased by 16% for 2001, to $6.4 million, from $5.5 million for 2000. The increase is primarily due to increased expenses for market research, business insurance, professional fees including those associated with the Company’s evaluation and pursuit of financing alternatives, and increased information technology and hiring costs associated with the Company strengthening its information technology infrastructure to prepare for anticipated increasing drug development activities.

     Research and product development expenses increased by 34% for 2001 to $16.2 million from $12.1 million for 2000. This increase was partly due to the Company’s share of increased expenses associated with clinical trials being conducted for the development of oxymorphone ER under the Company’s collaboration with Endo. In addition, the Company increased its investment in the development of new products utilizing TIMERx technology for its drug development pipeline and on research involving new drug delivery technologies.

     For continuing operations, the effective tax rates for 2001 and 2000 were essentially zero. The effective tax rates are higher than the federal statutory rate of a 34% benefit, due primarily to valuation allowances recorded to offset deferred tax assets relating to the Company’s net operating losses, and foreign income taxes.

Liquidity and Capital Resources

     Subsequent to August 31, 1998, the date the Company became an independent, publicly-owned company, the Company has funded its operations and capital expenditures with cash flows from the sale of the excipients business, the sale of excipients, sales of formulated bulk TIMERx, royalties and milestone payments from Mylan and other collaborators, advances under credit facilities and proceeds from the sale and issuance of shares of common stock.

     The Company is a party to an agreement with Endo with respect to the development of oxymorphone ER. The Company paid Endo approximately $9.4 million and $8.7 million in 2002 and 2001, respectively, for costs primarily relating to the research and development, and pre-launch marketing of oxymorphone ER. On April 17, 2003, the Company discontinued its participation in the funding of the development and marketing of oxymorphone ER. Accordingly, the Company anticipates its research and development and selling, general and administrative expenses with respect to oxymorphone ER will decrease significantly in 2003 after the first quarter, unless the Company elects to resume its participation in the funding of the development and marketing of oxymorphone ER. The Company anticipates using the funds that would have otherwise been expended on oxymorphone ER to increase its investment in the development of additional products utilizing TIMERx technologies, and in research and development involving new drug delivery technologies.

     On February 27, 2003, the Company completed the sale of its excipient business to Rettenmaier. As a result of the Asset Sale, the Company had approximately $35 million of net cash proceeds available after the closing, which the Company plans to use to fund development of products in its pipeline as well as the rest of the Company’s operations. However, as a result of the Asset Sale, the Company no longer derives cash flow from the sale of excipients. A portion of the proceeds from the sale of the excipient business was used to pay the $3.3 million of outstanding borrowings under the Company’s line of credit, which was terminated on February 27, 2003. In addition, the Company used the proceeds from the Asset Sale to repay in full a $2.25 million note payable to AstraZeneca AB, incurred in connection with the Company’s acquisition of certain intellectual property related to the excipient business.

     On August 5 and August 6, 2003, the Company sold 2,507,762 shares of common stock through the Private Placement to selected institutional investors, resulting in gross proceeds to the Company of $52.7 million, from which the Company estimates it will pay fees and expenses of approximately $3.3 million. As part of the Private Placement, the Company granted the institutional investors additional rights to purchase up to an additional 501,552 shares of common stock at an exercise price of $26.00 per share. These additional investment rights will become exercisable 90 days after the closing date or, if earlier, upon the effectiveness of a registration statement for the resale of the common stock issued to these investors, and will expire 60 trading days after the effectiveness of such registration statement. The Company intends to use the net proceeds from the Private Placement to fund the research, development, marketing and commercialization of its products and technologies, and for general corporate purposes.

     As of December 31, 2002, the Company had cash, cash equivalents, and short-term investments of $3.7 million, which excludes approximately $35 million in net cash proceeds from the Asset Sale and the net cash proceeds of approximately $49.4 million from the Private Placement. As of June 30, 2003, the Company had cash, cash equivalents, and short-term investments of $25.8 million, which excludes the net cash proceeds of approximately $49.4 million from the Private Placement. The Company has no committed sources of capital other than Rettenmaier’s commitment to repay the Company pursuant to a promissory note, of which $1.0 million was received in April 2003 and $1.25 million is due in May 2004, in connection with the sale of the excipient business.

     The Company had negative cash flow from operations for the year ended December 31, 2002 of $14.8 million, primarily due to the loss from continuing operations of $19.0 million in the period, partially offset by net cash provided by discontinued operations operating activities of $2.2 million and net increases in payables and accrued expenses of $1.4 million. The Company had negative cash flow from operations for the year ended December 31, 2001 of $11.5 million, primarily due to the loss from continuing operations of $16.8 million in the period, partially offset by net cash provided by discontinued operations operating activities of $2.5 million and net reductions in accounts receivable of $1.9 million. For continuing operations, funds expended in 2002 for the acquisition of fixed assets were primarily related to laboratory equipment for drug development activities, the planned implementation of a new information system in anticipation of the sale of the excipient business, and information technology associated with the Company strengthening its technology infrastructure to prepare for increasing drug development activities. For continuing operations, funds expended in 2001 for the acquisition of fixed assets were primarily related to information technology as described above. Funds expended for intangible assets in 2002 and 2001, included costs to secure patents on technology developed by the Company.

     The Company anticipates that its existing capital resources, including the proceeds from the Asset Sale and the Private Placement, and anticipated internally generated funds from the sale of formulated bulk TIMERx, royalties from Mylan and other payments from collaborators, including Endo, will be sufficient to fund its operations for the foreseeable future if oxymorphone ER is approved by the FDA during 2004.

     The Company’s requirements for capital in its business are substantial and will depend on many factors, including:

•	the ongoing costs under the Company’s other collaboration agreements;

•	whether oxymorphone ER is approved on a timely basis, if at all;

•	whether the Company resumes its participation in the funding of the development and marketing of oxymorphone ER;

•	the structure of any future collaborative or development agreements;

•
the progress of the Company’s collaborative and independent development projects, funding obligations with respect to the projects, and the related costs to the Company of clinical studies for its products;

•	the costs and timing of adding drug development capabilities;

•	royalties received from Mylan;

•	the timing and amount of payments received under existing and possible future collaborative agreements, in particular oxymorphone ER; and

•	the prosecution, defense and enforcement of potential patent claims and other intellectual property rights.

     In addition, if the Company’s existing resources are insufficient to satisfy its need for capital due to a delay in the approval for oxymorphone ER, lower than expected revenues from oxymorphone ER or otherwise, or if the Company acquires additional product candidates or technologies, the Company may need to sell additional equity or debt securities or seek additional financing through other arrangements. Any sale of additional equity or debt securities may result in additional dilution to the Company’s shareholders, and the Company cannot be certain that additional public or private financing will be available in amounts or on terms acceptable to the Company, if at all. If the Company is unable to obtain this additional financing, the Company may be required to delay, reduce the scope of, or eliminate one or more of its planned research, development and commercialization activities, which could have an adverse effect on its financial condition and operating results.

Contractual Obligations

     For continuing operations, as of December 31, 2002, the Company’s major outstanding contractual cash obligations relate to its operating leases, primarily for equipment. Below is a table summarizing the Company’s contractual obligations and non-cancelable commercial commitments, including operating leases having initial lease terms of more than one year, as of December 31, 2002 (in thousands):

		Less than	1-3	4-5	After 5
	Total	One Year	Years	Years	Years

Loans and Notes Payable	$5,693	$5,693	$—	$—	$—
Operating Leases	87	48	30	9	—

Total Contractual Obligations	$5,780	$5,741	$30	$9	$—

Net Operating Loss Carryforwards

     At December 31, 2002, the Company had federal net operating loss (“NOL”) carryforwards of approximately $60.6 million for income tax purposes, of which approximately $6.2 million, $8.4 million, $9.1 million, $17.8 million and $19.1 million expire in 2018, 2019, 2020, 2021 and 2022, respectively. In addition, the Company had research and development tax credit carryforwards of approximately $1.4 million of which $299,000, $306,000 and $777,000 expire in 2019, 2020, and 2021, respectively. The use of the NOLs and research and development tax credit carryforwards are limited to future taxable earnings of the Company. Due to the degree of uncertainty related to the ultimate realization of such carryforwards, at December 31, 2002, a valuation allowance of approximately $23.3 million has been recognized to offset net deferred tax assets, primarily attributable to the NOL carryforward. Utilization of the operating losses may be subject to a limitation due to the ownership change provisions of the Internal Revenue Code. The Company expects to use approximately $1.4 million of NOL carryforwards (in addition to current year losses in 2003) to offset the Company’s taxable capital gains and ordinary income from the Asset Sale.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

c) Exhibits

Exhibit No.	Description

23.1	Consent of Ernst & Young LLP

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 4, 2003	PENWEST PHARMACEUTICALS CO.

	By:	/s/ Jennifer L. Good

Jennifer L. Good Senior Vice President, Finance and Chief Financial Officer

APPENDIX A

PENWEST PHARMACEUTICALS CO.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
Penwest Pharmaceuticals Co.

We have audited the accompanying consolidated balance sheets of Penwest Pharmaceuticals Co. as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Penwest Pharmaceuticals Co. at December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 3 to the consolidated financial statements, Penwest Pharmaceuticals Co. changed its method of accounting for revenue recognition in 2000.

/s/ ERNST & YOUNG LLP

Stamford, Connecticut
March 17, 2003,
except for Note 1,
paragraph 4 of Note 15
and paragraph 6 of Note 18,
as to which the date is September 2, 2003

PENWEST PHARMACEUTICALS CO.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	DECEMBER 31,

	2002	2001

	(see Note 2 — Basis of Presentation)
ASSETS
Current assets:
Cash and cash equivalents	$1,629	$11,529
Marketable securities	2,057	9,609
Trade accounts receivable, net of allowance for doubtful accounts of $0 and $50	1,078	1,193
Inventories	461	191
Prepaid expenses and other current assets	1,902	859
Deferred transaction costs	1,741	—
Assets held for sale—current portion	33,143	14,382

Total current assets	42,011	37,763
Fixed assets, net	2,406	1,269
Intangible assets, net	2,947	2,584
Other assets	2,856	2,735
Assets held for sale	—	15,262

Total assets	$50,220	$59,613

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$880	$464
Accrued expenses	2,886	1,555
Accrued development costs	2,785	3,139
Taxes payable	258	247
Loans and notes payable	5,693	2,668
Deferred revenue	150	—
Liabilities held for sale—current portion	3,004	2,631

Total current liabilities	15,656	10,704
Deferred income taxes	118	118
Deferred revenue	134	369
Deferred compensation	2,889	2,711
Liabilities held for sale	—	87

Total liabilities	18,797	13,989
Shareholders’ equity:
Preferred stock, par value $.001, authorized 1,000,000 shares, none outstanding	—	—
Common stock, par value $.001, authorized 39,000,000 shares, issued and outstanding 15,506,259 shares at December 31, 2002 and 15,276,630 shares at December 31, 2001	16	15
Additional paid in capital	110,000	108,054
Accumulated deficit	(78,025)	(60,926)
Accumulated other comprehensive loss	(568)	(1,519)

Total shareholders’ equity	31,423	45,624

Total liabilities and shareholders’ equity	$50,220	$59,613

See accompanying notes

PENWEST PHARMACEUTICALS CO.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	YEAR ENDED DECEMBER 31,

	2002	2001	2000

	(see Note 2 — Basis of Presentation)
Revenues
Product sales	$619	$814	$3,901
Royalties and licensing fees	4,918	4,982	4,879

Total revenues	5,537	5,796	8,780
Cost of revenues	170	243	2,678

Gross profit	5,367	5,553	6,102
Operating expenses
Selling, general and administrative	7,568	6,358	5,500
Research and product development	16,955	16,190	12,103

Total operating expenses	24,523	22,548	17,603

Operating loss from continuing operations	(19,156)	(16,995)	(11,501)
Investment income	379	477	217
Interest expense	243	290	172

Loss from continuing operations before income taxes and cumulative effect of change in accounting principle	(19,020)	(16,808)	(11,456)
Income tax expense	8	6	3

Loss from continuing operations before cumulative effect of change in accounting principle	(19,028)	(16,814)	(11,459)
Earnings from discontinued operations, net of tax expense of $369, $467 and $270	1,929	833	2,983

Loss before cumulative effect of change in accounting principle	(17,099)	(15,981)	(8,476)
Cumulative effect of change in accounting principle (Note 3)	—	—	(310)

Net loss	$(17,099)	$(15,981)	$(8,786)

Basic and diluted (loss) earnings per common share:
Loss from continuing operations before cumulative effect of change in accounting principle	$(1.23)	$(1.21)	$(0.93)
Earnings from discontinued operations, net of tax expense	0.12	0.06	0.24
Cumulative effect of change in accounting principle (Note 3)	—	—	(0.02)

Net loss	$(1.11)	$(1.15)	$(0.71)

Weighted average shares of common stock outstanding	15,462	13,905	12,330

Pro forma amounts assuming the accounting change is applied retroactively:
Net loss			$(8,376)

Basic and diluted net loss per share			$(0.68)

See accompanying notes

PENWEST PHARMACEUTICALS CO.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands)

					ACCUMULATED
	COMMON		ADDITIONAL		OTHER
	STOCK		PAID-IN	ACCUMULATED	COMPREHENSIVE
	SHARES	AMOUNT	CAPITAL	DEFICIT	LOSS	TOTAL

Balances, December 31, 1999	11,149	$11	$59,718	$(36,159)	$(1,061)	$22,509
Net loss				(8,786)		(8,786)
Translation adjustments					(266)	(266)

Comprehensive loss						(9,052)
Issuance of common stock - private placement	1,399	2	16,823			16,825
Issuance of common stock pursuant to stock compensation plans	102	—	557			557
Issuance of common stock pursuant to Stock Purchase Plan	20	—	178			178

Balances, December 31, 2000	12,670	13	77,276	(44,945)	(1,327)	31,017
Net loss				(15,981)		(15,981)
Translation adjustments					(244)	(244)
Unrealized gain on marketable securities					52	52

Comprehensive loss						(16,173)
Issuance of common stock - private placement	2,447	2	29,669			29,671
Issuance of common stock pursuant to stock compensation plans	149	—	985			985
Issuance of common stock pursuant to Stock Purchase Plan	11	—	124			124

Balances, December 31, 2001	15,277	15	108,054	(60,926)	(1,519)	45,624
Net loss				(17,099)		(17,099)
Translation adjustments					988	988
Changes in unrealized gain on marketable securities					(37)	(37)

Comprehensive loss						(16,148)
Issuance of common stock pursuant to stock compensation plans	217	1	1,799			1,800
Issuance of common stock pursuant to Stock Purchase Plan	12	—	147			147

Balances, December 31, 2002	15,506	$16	$110,000	$(78,025)	$(568)	$31,423

See accompanying notes

PENWEST PHARMACEUTICALS CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	YEAR ENDED DECEMBER 31,

	2002	2001	2000

		(see Note 2 — Basis of Presentation)
Operating activities:
Net loss	$(17,099)	$(15,981)	$(8,786)
Less earnings from discontinued operations, net of tax expense	(1,929)	(833)	(2,983)

Loss from continuing operations	(19,028)	(16,814)	(11,769)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	222	264	231
Amortization	166	154	122
Deferred revenue	(84)	(10)	378
Deferred compensation	178	187	183
Stock compensation	105	119	105
Changes in operating assets and liabilities:
Trade accounts receivable	115	1,866	(2,937)
Inventories	(270)	275	2,619
Accounts payable, accrued expenses and other	1,609	(48)	1,746

Net cash used in continuing operations operating activities	(16,987)	(14,007)	(9,322)
Net cash provided by discontinued operations operating activities	2,230	2,494	1,618

Net cash used in operating activities	(14,757)	(11,513)	(7,704)
Investing activities:
Acquisitions of fixed assets, net	(1,359)	(544)	(274)
Intangible asset costs	(650)	(813)	(400)
Transaction costs	(1,741)	—	—
Purchases of marketable securities	—	(11,511)	—
Proceeds from maturities of marketable securities	7,255	2,000	—

Net cash provided by (used in) continuing operations investing activities	3,505	(10,868)	(674)
Net cash used in discontinued operations investing activities	(3,822)	(676)	(1,245)

Net cash used in investing activities	(317)	(11,544)	(1,919)
Financing activities:
Proceeds from loans and notes payable	28,983	29,616	2,800
Repayments of loans and notes payable	(25,958)	(26,947)	(9,500)
Issuance of common stock, net	1,841	30,661	17,454

Net cash provided by financing activities	4,866	33,330	10,754
Effect of exchange rate changes on cash and cash equivalents of discontinued operations	308	(35)	(44)

Net (decrease) increase in cash and cash equivalents	(9,900)	10,238	1,087
Cash and cash equivalents at beginning of year	11,529	1,291	204

Cash and cash equivalents at end of year	$1,629	$11,529	$1,291

See accompanying notes

PENWEST PHARMACEUTICALS CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS

     Penwest develops pharmaceutical products based on innovative oral drug delivery technologies. The foundation of Penwest’s technology platform is TIMERx, an extended release delivery system that is adaptable to soluble and insoluble drugs, and that is flexible for a variety of controlled release profiles. The Company has also developed two additional oral drug delivery systems, Geminex and SyncroDose. Geminex is a dual drug delivery system that is designed to provide independent release of different active ingredients contained in a drug, and SyncroDose is a chronotherapeutic drug delivery system that is designed to release the active ingredient of a drug at the desired site and time in the body.

     Prior to February 27, 2003, Penwest also developed, manufactured and distributed branded pharmaceutical excipients, which are the inactive ingredients in tablets and capsules, primarily consisting of binders, disintegrants and lubricants. On February 27, 2003, Penwest sold substantially all of the assets used in the Company’s excipient business to subsidiaries and affiliates of Josef Rettenmaier Holding GmbH & Co. KG (the “Asset Sale”). The Company received $39.5 million in cash and a promissory note for $2.25 million in consideration for the excipient business. The Company received $1.0 million of the $2.25 million promissory note in April 2003 with the balance due in May 2004. The Company intends to use the proceeds of the sale of its excipient business to expand its drug delivery business. As a result of the Asset Sale, the accompanying consolidated financial statements present as a discontinued operation, for all periods presented, Penwest’s excipient business, which was previously included in continuing operations. Additionally, footnotes 2, 3, 6, 7, 8, 12, 13, 14, 17 and 19 have been revised to reflect the excipient business as a discontinued operation.

     Prior to the sale of its excipient business, the Company had manufacturing facilities in Iowa and Finland and had customers primarily throughout North America and Europe. During the years ended December 31, 2002, 2001 and 2000, revenues from the sale of excipient products were 87%, 86% and 79%, respectively, of total revenues (see Note 18).

     The Company has incurred net losses since 1994. As of December 31, 2002, the Company’s accumulated deficit was approximately $78.0 million. The Company expects operating losses and negative cash flows to continue until substantial sales of products commercialized utilizing TIMERx technology occur. A substantial portion of the Company’s revenues through February 27, 2003 were generated from sales of the Company’s pharmaceutical excipient product line. During 2002, 2001 and 2000, sales of its excipient products generated positive cash flows from operations although the Company as a whole had negative cash flows from operations. Effective February 27, 2003, the Company will not derive any revenues from the excipient business. Accordingly, the Company expects that the balance of its revenues for 2003 will be generated primarily from Mylan royalties and shipments of bulk TIMERx. The Company’s future profitability will depend on several factors, including the successful commercialization of TIMERx controlled release products, including in particular oxymorphone ER, and the Company’s ability to use net proceeds from the Asset Sale and the Private Placement to expand its drug development product pipeline (see Note 18).

     The Company is subject to the risks and uncertainties associated with a drug delivery company actively engaged in research and development. These risks and uncertainties include, but are not limited to, a history of net losses, technological changes, dependence on collaborators and key personnel, the successful completion of development efforts and of obtaining regulatory approval, the successful commercialization of TIMERx controlled release products, compliance with government regulations, patent infringement litigation and competition from current and potential competitors, some with greater resources than the Company, and a requirement for additional funding.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

     The accompanying consolidated financial statements include the accounts of Penwest and its wholly owned subsidiaries. Material intercompany balances and transactions have been eliminated. As a result of the Asset Sale, the accompanying consolidated financial statements present as a discontinued operation, for all periods presented, Penwest’s excipient business, which was previously included in continuing operations.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

     All highly liquid investments with maturities of three months or less when purchased are considered cash equivalents.

Marketable Securities

     The Company accounts for marketable securities in accordance with Statement of Financial Accounting Standards No. 115 (“SFAS No. 115”), “Accounting for Certain Investments in Debt and Equity Securities.” The Company classifies its marketable securities as available-for-sale securities. Such securities are stated at fair value and primarily consist of corporate bonds, commercial paper, and discounted notes backed by U.S. government agencies. Unrealized holding gains or losses are included in shareholders’ equity as a separate component of accumulated other comprehensive loss. The specific identification method is used to compute the realized gains and losses, if any, on marketable securities.

Credit Risk and Fair Value of Financial Instruments

     The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Revenues from product sales and licensing fees are primarily derived from major pharmaceutical companies that have significant cash resources. The Company maintains an allowance for doubtful accounts which management believes is sufficient to cover potential credit losses. Allowances for doubtful accounts receivable are maintained based on historical payment patterns, aging of accounts receivable and actual write-off history. One customer of the Company accounted for approximately 87%, 82% and 87% of total revenues in 2002, 2001 and 2000, respectively. Another customer of the Company accounted for approximately 16% of total revenues for 2001.

     The primary objectives for the Company’s investment portfolio are liquidity and safety of principal. Investments are made to achieve the highest rate of return to the Company, consistent with these two objectives. The Company’s investment policy limits investments to certain types of instruments issued by institutions with investment grade credit ratings and places restrictions on maturities, and concentration by issuer.

     The carrying value of financial instruments, which includes cash, cash equivalents, marketable securities, receivables, obligations under the Company’s loans and notes payable (see Note 10) and accounts payable, approximates fair value due to the short term nature of these instruments.

Long-Lived Assets

     Fixed assets are recorded at cost and depreciated by the straight-line method over their estimated useful lives. Estimated useful lives by class of assets are substantially as follows:

Machinery and equipment	7-10 years
Office furniture, equipment and software	3-10 years

     Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). SFAS No. 144 supercedes

Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of,” and the accounting and reporting provisions of Accounting Principles Boards No. 30, “Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS No 144 provides updated guidance concerning the recognition and measurement of an impairment loss for certain types of long-lived assets and expands the scope of a discontinued operation to include a component of an entity. The adoption of SFAS No. 144 on January 1, 2002 did not impact the Company’s financial position or results of operations.

     The Company reviews the recoverability of its long-lived assets, including definite-lived intangible assets whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. For purposes of recognizing and measuring impairment, the Company evaluates long-lived assets based upon the lowest level of independent cash flows ascertainable to evaluate impairment. If the sum of the undiscounted future cash flows expected over the remaining asset life is less than the carrying value of the assets, the Company may recognize an impairment loss. The impairment related to long-lived assets is measured as the amount by which the carrying amount of the assets exceeds the fair value of the asset. When fair values are not readily available, the Company estimates fair values using expected discounted future cash flows.

Foreign Currencies

     The assets and liabilities, and operating results of the Company’s foreign operations are reported as discontinued operations as a result of the Asset Sale. Assets and liabilities of the Company’s foreign operations are translated into U.S. dollars at year-end exchange rates and revenue and expenses are translated at average exchange rates. For each of the foreign operations, the functional currency is the local currency. Accumulated other comprehensive loss includes the cumulative translation adjustments, which is a component of other comprehensive loss included in the Company’s financial statements. Realized gains and losses from foreign currency transactions are reflected in the consolidated statements of operations. Foreign currency transaction gains and losses were not significant in each year in the three year period ended December 31, 2002.

Comprehensive Loss

     Comprehensive loss is comprised of net loss and other comprehensive loss. Other comprehensive loss includes certain changes in shareholders’ equity that are excluded from net loss and include changes in unrealized gains on marketable securities and foreign currency translation adjustments. Comprehensive loss for the years ended December 31, 2002, 2001, and 2000 has been reflected in the Consolidated Statements of Shareholders’ Equity.

Income Taxes

     The liability method, prescribed by SFAS No. 109, “Accounting for Income Taxes,” is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. The Company recorded no income tax benefits relating to the net operating losses generated during 2002, 2001, and 2000, as such losses were offset by valuation allowances. Valuation allowances are established against the recorded deferred income tax assets to the extent that management believes it is more likely than not that a portion of the deferred income tax assets are not realizable.

Revenue Recognition

     Revenues from product sales are recognized when title transfers and customer acceptance provisions have lapsed, provided collections of the related accounts receivable are probable. Revenues received from non-refundable upfront licensing fees are recognized ratably over the development period of the collaboration agreement, when this period involves development risk associated with the incomplete stage of a product’s development or over the estimated or contractual licensing and supply term when there exists an obligation to supply inventory for manufacture. Non-refundable milestone fees received for the development funding of a product are partially recognized upon receipt based on the Company’s proportionate development efforts achieved to date relative to the total expected development efforts and the remainder is generally recognized ratably over the remaining expected development period. The proportionate development efforts achieved are measured by estimating the percentage of work completed that is required of the Company in the development effort for the product. This estimate is primarily derived from the underlying project plans and timelines, developed by qualified personnel who work closely on such projects. In particular, the Company reviews output measures such as job specifications and tasks completed, compared to all such job specifications and tasks outlined for a particular project. Job specifications vary with each project and primarily include development activities regarding initial formulation work, manufacturing scale-up, proof-of-principle biostudies, clinical development and regulatory matters. Other contractual fees received in connection with a collaborator’s launch of a product are also recognized ratably over the estimated or contractual licensing and supply term. Product royalty fees are recognized when earned.

Research and Development

     Research and development expenses consist of costs related to products being developed internally as well as costs related to products subject to licensing agreements. Research and development costs are charged to expense as incurred. Certain reimbursements of costs, generally related to drug formulation on feasibility studies, are netted against research and development expense.

Per Share Data

     Loss per common share is computed based on the weighted average number of common shares outstanding during the period. For all years reported, diluted loss per share was the equivalent of basic loss per share due to the respective net losses. No dilution for common share equivalents is included in 2002, 2001, and 2000, as the effects would be antidilutive.

Stock Options

     The Company adopted the disclosure provisions of Statement of Financial Accounting Standards (“SFAS”) No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure”, which amends SFAS No. 123, “Accounting for Stock-Based Compensation”, in 2002. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation, which was originally provided under SFAS No. 123. The Statement also improves the timeliness of disclosures by requiring the information to be included in interim as well as annual financial statements. The adoption of these disclosure provisions had no impact on the Company’s 2002 consolidated results of operations, financial position or cash flows.

     At December 31, 2002, the Company maintained two stock-based employee compensation plans (see Note 11). The Company accounts for these employee stock compensation plans in accordance with the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”. No stock-based employee compensation expense is reflected in net loss as all options granted under these plans had an exercise price equal to the fair market value of the underlying common stock on the date of grant.

     Consistent with the method described in SFAS No. 123, if compensation expense for the Company’s plans had been determined based on the fair value at the grant dates for awards under its plans, net loss and loss per share would have been increased to the pro forma amounts indicated below:

	YEAR ENDED DECEMBER 31,

	2002	2001	2000

	(IN THOUSANDS, EXCEPT PER SHARE DATA)
Net loss — as reported	$(17,099)	$(15,981)	$(8,786)
Net loss — pro forma	$(19,903)	$(17,602)	$(9,579)
Net loss per share, basic and diluted — as reported	$(1.11)	$(1.15)	$(0.71)
Net loss per share, basic and diluted — pro forma	$(1.29)	$(1.27)	$(0.78)

3. CHANGE IN ACCOUNTING PRINCIPLE

     Prior to the fourth quarter of 2000, the Company recognized revenue for upfront non-refundable fees when received and when all contractual obligations of the Company relating to the fees had been fulfilled. In addition, the Company previously recognized revenue relating to development milestones and other contractual fees as achieved, in accordance with the terms of the collaboration agreements. Effective January 1, 2000, the Company changed its method of accounting for upfront non-refundable fees and milestone fees. Revenue received from non-refundable upfront licensing fees are recognized ratably over the development period of the collaboration agreement, when this period involves development risk associated with the incomplete state of a product’s development or over the estimated or contractual licensing and supply term when there exists an obligation to supply inventory for manufacture. Non-refundable milestone fees received for the development funding of a product are partially recognized upon receipt based on the Company’s proportionate development efforts achieved to date relative to the total expected development efforts and the remainder is generally recognized ratably over the remaining expected development period. The proportionate development efforts achieved are measured by estimating the percentage of work completed that is required of the Company in the development effort for the product. This estimate is primarily derived from the underlying project plans and timelines, developed by qualified personnel who work closely on such projects. Other contractual fees received in connection with a collaborator’s launch of a product are also recognized ratably over the estimated or contractual licensing and supply term. The Company believes the change in accounting principle is preferable based on guidance provided in SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB No. 101”).

     In the fourth quarter of 2000, the Company adopted SAB No. 101 effective January 1, 2000. The cumulative effect of the change in accounting principle was reported as a change in the year ended December 31, 2000. The cumulative effect was initially recorded as deferred revenue that will be recognized as revenue over the remaining related collaborative or licensing and supply agreements, as appropriate. For the year ended December 31, 2000, the cumulative effect of the change on prior years was to increase the net loss by $410,000 or $0.03 per share. Of such amount, $310,000 or $0.02 per share related to continuing operations, and $100,000 related to discontinued operations, has been included in earnings from discontinued operations in the 2000 Statement of Operations. For continuing operations, the effect of the change on loss before cumulative effect of the change for the year ended December 31, 2000 was to decrease the net loss by $22,000. The pro forma amounts presented on the statement of operations were calculated assuming the accounting change was made retroactively to prior years. For continuing operations, during the years ended December 31, 2002, 2001 and 2000, the Company recognized $31,000, $49,000 and $199,000, respectively, of revenue/income that is included in its cumulative effect adjustment as of January 1, 2000.

4. RECENT ACCOUNTING PRONOUNCEMENTS

     In November 2002, the Emerging Issues Task Force (“EITF”) finalized its tentative consensus on EITF Issue 00-21, “Revenue Arrangements with Multiple Deliverables,” which provides guidance on the timing and method of revenue recognition for arrangements that include the delivery of more than one product or service. EITF 00-21 is effective prospectively for arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF 00-21 is not expected to have a material effect on the Company’s financial position or results of operations.

     In April 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 updates, clarifies and simplifies existing accounting pronouncements and is generally effective for transactions occurring after May 15, 2002. The adoption of this statement did not have a material impact on the Company’s financial position or results of operations.

     In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” The statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 states that a liability for a cost associated with an exit or disposal activity shall be recognized and measured initially at its fair value in the period in which the liability is incurred, except for a liability for one-time termination benefits that are incurred over a period of time. The statement will apply to the Company effective for exit or disposal activities initiated after December 31, 2002. The Company does not believe there will be a material effect from the adoption of this new statement.

     In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” which amends SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The statement also improves the timeliness of disclosures by requiring the information to be included in interim as well as annual financial statements. The adoption of the statement had no impact on the Company’s financial position or results of operations (see Note 2).

     Other pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or not significant to the financial statements of the Company.

5. MARKETABLE SECURITIES

     The amortized costs and estimated fair values of marketable securities are as follows:

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

		(IN THOUSANDS)
December 31, 2002
Corporate debt securities	$2,042	$15	$—	$2,057

December 31, 2001
Corporate debt securities	$7,562	$52	$—	$7,614
U.S. government agency-backed discounted notes	1,995	—	—	1,995

Total debt securities	$9,557	$52	$—	$9,609

     Maturities of debt securities at fair value as of December 31, 2002, are as follows (in thousands):

Contractual maturity:
Maturing in one year or less	$2,057

     The primary objectives for the Company’s investment portfolio are liquidity and safety of principal. Investments are made to achieve the highest rate of return to the Company, consistent with these two objectives. The Company’s investment policy limits investments to certain types of instruments issued by institutions with investment grade credit ratings and places restrictions on maturities, and concentration by issuer.

6. INVENTORIES

     Inventories, which consist of raw materials and manufactured bulk TIMERx, are stated at the lower of cost (first-in, first-out) or market.

     Inventories are summarized as follows:

	DECEMBER 31,

	2002	2001

	(IN THOUSANDS)
Raw materials	$149	$73
Finished products	312	118

Total inventories	$461	$191

     The Company periodically reviews and quality tests its inventory to identify obsolete, slow moving or otherwise unsaleable inventories. Inventories at December 31, 2002 and 2001 are net of allowances of $16,000 and $6,000, respectively.

     In September 1999, the Company entered into a five-year contract (plus automatic renewals of one year each) for the manufacturing of TIMERx material with another third party pharmaceutical company. There are a limited number of third party manufacturers capable of producing the TIMERx material. There can be no assurance that third parties upon which the Company relies for supply of its TIMERx materials will perform and any failures by third parties may delay development, or the submission of products for regulatory approval, impair the Company’s collaborators’ ability to commercialize products as planned and deliver products on a timely basis or otherwise impair the Company’s competitive position, which could have a material adverse effect on the Company’s business, financial condition, cash flows and results of operations.

     The Company’s TIMERx drug delivery system is a hydrophilic matrix combining primarily two natural polysaccharides, xanthan and locust bean gums, in the presence of dextrose. The Company generally purchases these gums from a primary supplier. Although the Company has qualified alternate suppliers with respect to these materials, there can be no assurance that interruptions in supplies will not occur in the future or that the Company will not have to obtain substitute suppliers. Any of these events could have a material adverse effect on the Company’s ability to manufacture bulk TIMERx for delivery to its collaborators, which could have a material adverse effect on the Company’s business, financial condition, cash flows and results of operations.

7. FIXED ASSETS

     Fixed assets, at cost, summarized by major categories, consist of the following:

	DECEMBER 31,

	2002	2001

	(IN THOUSANDS)
Equipment and software	$3,615	$2,750
Projects in progress	831	337

	4,446	3,087
Less: accumulated depreciation	2,040	1,818

	$2,406	$1,269

     The Company capitalizes certain costs associated with developing or obtaining internal-use software. These costs include external direct costs of materials and services used in developing or obtaining the software and payroll and payroll-related costs for employees directly associated with the software development project. For the year ended December 31, 2002, the Company capitalized $606,000 of software development costs that are primarily related to the development of the Company’s enterprise-wide software systems. No such costs were capitalized for the year ended December 31, 2001. The Company includes these costs within equipment and software, and generally depreciates the software development costs over a period of five to seven years, once the systems are placed in service.

8. INTANGIBLE ASSETS

     Intangible assets, net of accumulated amortization, consist of the following:

	DECEMBER 31,

	2002	2001

	(IN THOUSANDS)
Patents, net of accumulated amortization of $690 and $568	$2,947	$2,584

     Patents include costs to secure patents on technology developed by the Company. Patents are amortized on a straight-line basis over their useful lives of 17 to 20 years. Amortization expense of $166,000, $154,000, and $122,000, was recorded in the years ended December 31, 2002, 2001, and 2000, respectively.

     Recorded intangibles are evaluated for potential impairment whenever events or circumstances indicate that the undiscounted cash flows are not sufficient to recover their carrying amounts. An impairment loss is recorded to the extent the asset’s carrying value is in excess of related discounted cash flows. During the fourth quarters of 2002 and 2001, for continuing operations, the Company recorded an impairment loss of $121,000 and $108,000, respectively, net of accumulated amortization, relating to its patents. Such impairment loss is reflected in research and product development expense on the consolidated statements of operations.

9. OTHER ASSETS

     Other assets relate to cash surrender values of officer’s life insurance policies, and totaled $2,856,000, and $2,735,000 as of December 31, 2002 and 2001, respectively.

10. LOANS AND NOTES PAYABLE

     Amounts outstanding under loans and notes payable are summarized below:

	DECEMBER 31,

	2002	2001

	(IN THOUSANDS)
Revolving line of credit	$2,807	$2,668
Note payable to AstraZeneca AB	2,250	—
Business insurance premium financing	636	—

	$5,693	$2,668

Credit Facilities

     On January 17, 2001, the Company completed arrangements for a revolving line of credit (“Revolver”) with a financial institution. Under the terms of the Revolver, the Company could borrow up to $10.0 million (“Line of Credit”) as determined by a formula based on the Company’s Eligible Accounts Receivable and Eligible Saleable Inventory, as defined in the agreement. Under the formula, generally 85% of the Company’s U.S. and Canadian receivables, as well as generally 60% of the Company’s U.S. saleable inventories, were included in the borrowing base. Amounts outstanding under the Revolver were collateralized by the Company’s U.S. and Canadian accounts receivable, and its inventory and general intangibles. The Revolver had an initial term of three years, and provided for annual renewals thereafter. On February 27, 2003, the Company paid off the outstanding balance of $3.3 million and terminated the Revolver in connection with the sale of its excipient business (see Note 18).

     The Revolver bore interest at a specified bank’s prime rate plus 1% per annum, on the greater of $3.0 million or on the average outstanding balance. The Revolver also required fees be paid of 0.5% per annum on unused portions of the Line of Credit and provided for early termination fees of up to 0.75% upon termination of the Revolver prior to the end of the initial term.

     The Revolver contained covenants, including the requirement that the Company maintain at all times, certain minimum levels of tangible net worth as defined, at varying specified amounts during the initial term of the agreement, and restrictions on the incurrence of additional indebtedness and the payment of dividends. The Revolver included a lockbox requirement under the control of the lender, whereby collections of certain trade receivables were used to immediately reduce the balance of the Revolver.

     As of December 31, 2002, the interest rate on the Revolver was 5.25% and approximately $2.8 million was outstanding.

     A $15 million unsecured revolving credit facility, previously obtained by the Company in July 1998, was repaid in March 2000 in connection with the Company’s private placement of common stock (see Note 11).

Note Payable to AstraZeneca AB

     As part of the Company’s agreement to acquire assets including trademarks and other intellectual property related to an excipient product, Pruv, for $3 million on October 25, 2002, the Company issued a note to the seller, AstraZeneca AB, in the principal amount of $2.25 million. Under the agreement, the note required the Company to pay all indebtedness outstanding under the note upon the closing of the Asset Sale, which occurred in February 2003. As a result, this note was paid in full in February 2003 (see Note 18).

Business Insurance Premium Financing

     On September 24, 2002, the Company entered into a Premium Finance Agreement (a “Finance Agreement”) through which it financed approximated $1.1 million of premiums payable in connection with the annual renewal of its general business insurance. Under the Finance Agreement, Penwest is required to repay the amount financed in equal monthly installments through June 2003, plus interest at a rate of 3.11% per annum. In addition, the Company assigned, as a security interest, any and all unearned premiums or other amounts which may become payable to the Company under the insurance policies.

     Approximately $243,000, $214,000, and $147,000, of total interest was paid in 2002, 2001, and 2000, respectively. The weighted average interest rate for all short term borrowings at December 31, 2002 was 2.94%.

11. SHAREHOLDERS’ EQUITY

     On March 6, 2000, the Company completed a private placement of its common stock to selected institutional and other accredited investors, resulting in the sale of 1,399,232 shares for approximately $18.2 million, less expenses. Approximately $7.7 million was used to repay the existing outstanding balance under a credit facility as required by its terms. Such credit facility is no longer available to the Company.

     On July 11, 2001, the Company completed a private placement of 2,447,187 shares of common stock to selected institutional investors, resulting in proceeds of approximately $30 million, less expenses. The Company is using the net proceeds of this offering primarily for the development of drug delivery products as well as to fund the research and development of new oral drug delivery technologies.

Penwest Stock Option Plans

     As of December 31, 2001 the Company had two stock option plans: the 1997 Equity Incentive Plan (the “1997 Plan”), and the 1998 Spin-off Option Plan (the “Spin-off Plan”). The 1997 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards and other stock-based awards, including the grant of securities convertible into Common Stock and the grant of stock appreciation rights (collectively “Awards”). A total of 3,410,000 shares of Common Stock may be issued pursuant to Awards granted under the 1997 Plan. Awards may be granted at an exercise price which may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant subject to certain limitations. Restricted stock awards entitle recipients to acquire shares of Common Stock, subject to the right of the Company to purchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award. In 1998, a total of 52,500 restricted shares were granted. No such shares were granted in 2002, 2001, 2000 or 1999.

     On August 31, 1998, Penford Corporation (“Penford”) distributed to the shareholders of Penford common stock, all of the outstanding shares of the Company’s common stock (the “Distribution”). In connection with such transaction, the Company’s 1998 Spin-off Option Plan was adopted in June 1998 to provide for the grant of stock options to employees of Penwest and non-employee directors of Penford who held options to purchase Penford Common Stock as of the Distribution date and who ceased to be employees of Penford under the terms of Penford’s stock option plans. As of the Distribution date, options to purchase 1,000,722 shares of Common Stock were granted to the Company’s employees and non-employee directors of Penford under the Spin-off Plan. The exercise price and number of options was calculated so as to preserve the Penford options’ approximate value as of the Distribution date. The Board may not grant any additional options under the Spin-off Plan. If any option expires or is terminated, surrendered, canceled or forfeited, the unused Common Stock covered by such option will cease to be available for grant under the Spin-off Plan.

     The following table presents a summary of the Company’s stock option activity and related information for the years ended December 31:

		OPTION PRICE	WTD. AVERAGE
	SHARES	RANGE	EXERCISE PRICE

BALANCE, DECEMBER 31, 1999	1,906,743	$3.70-9.21	$6.41
2000
Granted	597,925	$7.35-14.38	$11.82
Exercised	(105,302)	$4.06-8.67	$5.98
Cancelled	(136,010)	$5.26-12.75	$7.59

Balance, December 31, 2000	2,263,356	$3.70-14.38	$7.77

Options Exercisable	1,072,947	$3.70-10.78	$6.30

2001
Granted	382,501	$8.58-18.18	$12.65
Exercised	(135,842)	$3.70-8.88	$6.38
Cancelled	(230,000)	$6.38-11.81	$11.72

Balance, December 31, 2001	2,280,015	$3.70-18.18	$8.26

Options Exercisable	1,381,264	$3.70-14.38	$7.28

2002
Granted	291,087	$6.15-19.76	$15.89
Exercised	(163,113)	$4.06-11.81	$8.51
Cancelled	(8,875)	$15.47-19.76	$18.85

Balance, December 31, 2002	2,399,114	$3.70-19.76	$9.37

Options Exercisable	1,566,988	$3.70-18.18	$7.66

     The weighted average fair value of options granted during the years ended December 31, 2002, 2001, and 2000, was $11.51, $8.03, and $11.92, respectively. The weighted average remaining contractual life of options outstanding at December 31, 2002 is 5.5 years. The weighted effect of applying SFAS No. 123 for providing pro forma disclosures for the years ended December 31, 2002, 2001, 2000, is not likely to be representative of the effects in future years because the amounts above reflect only the options granted before 1995 that vest over four to five years. No additional Penford shares were granted to the Company employees subsequent to December 31, 1997.

     The fair value of each option grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2002	2001	2000

Expected dividend yield	None	None	None
Risk free interest rate	4.9%	5.5%	6.1%
Expected volatility	69%	52%	82%
Expected life of options	7.5 years	7.5 years	7.5 years

Employee Stock Purchase Plan

     The Employee Stock Purchase Plan was approved in October 1997 and enables all employees to subscribe “during specified offering periods” to purchase shares of common stock at the lower of 85% of the fair market value of the shares on the first or last day of such offering period. A maximum of 228,000 shares are authorized for issuance under the Plan. There were 12,282 shares, 10,696 shares, and 20,415 shares issued under the Plan during 2002, 2001, and 2000, respectively.

Rights Agreement

     On June 25, 1998, the Company’s Board of Directors declared a dividend of one right for each outstanding share of the Company’s Common Stock (the “Right”) to shareholders of record at the close of business on July 28, 1998. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of the Series A Preferred Stock, at a purchase price of $60 in cash, subject to adjustment.

     The Rights are not currently exercisable and will not be exercisable until the earlier of (i) 10 business days (or such later date as may be determined by the Board) following the later of (a) a public announcement that a person or group of affiliated or associated persons (a “Rights Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock or (b) the first date on which an executive officer of the Company has actual knowledge that a Rights Acquiring Person has become such, or (ii) 10 business days (or such later date as may be determined by the Board) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of such outstanding shares of Common Stock. The Rights will expire upon the close of business on July 27, 2008 unless earlier redeemed or exchanged.

12. COMMITMENTS

Leases

     As of December 31, 2002, for continuing operations, certain of the Company’s property and equipment is leased under operating leases ranging from one to four years. Rental expense under operating leases was $91,000, $63,000, and $63,000, for the years ended December 31, 2002, 2001, and 2000, respectively.

     Future minimum lease payments as of December 31, 2002 for noncancellable operating leases having initial lease terms of more than one year are as follows:

OPERATING
LEASES

(IN THOUSANDS)
2003	$48
2004	19
2005	11
2006	9
2007	—
Thereafter	—

Total minimum lease payments	$87

13. INCOME TAXES

     The provision for income taxes consists of the following:

	2002	2001	2000

	(IN THOUSANDS)
Federal:
Deferred	$—	$—	$—
Foreign:
Current	8	6	3
Deferred	—	—	—
State:
Current	—	—	—
Deferred	—	—	—

	$8	$6	$3

     The reconciliation between the statutory tax rate and those reflected in the Company’s income tax provision (benefit) is as follows:

	2002	2001	2000

Statutory tax rate	(34)%	(34)%	(34)%
Valuation allowance	34	34	34
Foreign taxes	—	—	—

	—%	—%	—%

     The components of deferred income tax (assets) and liabilities at December 31 are as follows:

	2002	2001

	(IN THOUSANDS)
Trade accounts receivable allowance	$(68)	$(85)
Inventory allowance and basis differences	(274)	(331)
Deferred compensation and SERP liability	(1,115)	(1,047)
Deferred revenue	(110)	(142)
Tax credit carryforward	(1,396)	(467)
Net operating loss carryforwards	(23,393)	(16,021)
Other	(151)	(164)

Total deferred tax assets	(26,507)	(18,257)

Depreciation and amortization	2,856	3,145
Other	477	337

Total deferred tax liabilities	3,333	3,482

Net deferred tax asset before valuation allowance	(23,174)	(14,775)
Valuation allowance	23,292	14,893

Net deferred tax liability	$118	$118

     For continuing operations, the Company’s income tax payments, consisting solely of foreign income taxes, approximated $8,000, $6,000, and $3,000, for the years ended December 31, 2002, 2001, and 2000, respectively.

     At December 31, 2002, the Company had federal net operating loss (“NOL”) carryforwards of approximately $60.6 million for income tax purposes, of which approximately $6.2 million, $8.4 million, $9.1 million, $17.8 million and $19.1 million expire in 2018, 2019, 2020, 2021 and 2022, respectively. In addition, the Company had research and development tax credit carryforwards of approximately $1.4 million of which $299,000, $306,000 and $777,000 expire in 2019, 2020, and 2021, respectively. The use of the NOLs and research and development tax credit carryforwards are limited to future taxable earnings of the Company. For financial reporting purposes at December 31, 2002, a valuation allowance of $23.3 million has been recognized to offset net deferred tax assets, primarily attributable to the NOL carry-forward. Utilization of the operating losses are subject to a limitation due to the ownership change provisions of the Internal Revenue Code.

14. RETIREMENT PLANS AND OTHER EMPLOYEE BENEFITS

Savings Plan

     Company employees participate in the Penwest Pharmaceuticals Co. Savings Plan, a defined contribution plan generally covering all of its U.S. employees. Under the Plan, the Company may make quarterly employer matching contributions as defined in the Plan agreement, in an amount equal to a percentage of each participant’s pre-tax contributions to the Plan up to 6% of earnings. Participants are immediately vested in their contributions, as well as any earnings thereon. Vesting in the employer contribution portion of their accounts, as well as any earnings thereon is based on years of credited service and vest over a four-year period. For continuing operations, the Company’s expense under the Plan was $148,000, $111,000, and $102,000 for 2002, 2001 and 2000, respectively.

     The Plan also includes a discretionary annual profit-sharing component that is awarded by Penwest’s Board of Directors generally based on achievement of predetermined corporate goals. This feature is available to all employees who meet the eligibility requirements of the Plan. There was no profit sharing expense in 2002, 2001, or 2000.

Supplemental Executive Retirement Plan

     The Company has a Supplemental Executive Retirement Plan (“SERP”), a nonqualified plan, which covers the Chairman and Chief Executive Officer of Penwest. For 2002, 2001 and 2000, the net expense for the SERP was $85,000, $100,000 and $98,000, respectively, for continuing operations, and $21,000, $25,000 and $24,000, respectively, for discontinued operations. The Company does not fund this liability and no assets are held by the Plan. The following disclosures summarize information relating to the Plan.

     Change in benefit obligation (in thousands):

	2002	2001

Benefit obligation at beginning of period	$1,580	$1,453
Service cost	(22)	(19)
Interest cost	113	108
Actuarial gains	168	38

Benefit obligation at December 31,	$1,839	$1,580

     Funded status (in thousands):

	2002	2001

Funded status (unfunded)	$(1,839)	$(1,580)
Unrecognized net transition obligation	100	160
Unrecognized prior service cost	31	51
Unrecognized net actuarial gain	(318)	(550)

Net amount recognized at December 31, (included in deferred compensation)	$(2,026)	$(1,919)

     Components of net periodic benefit cost (in thousands):

	2002	2001

Service cost	$(22)	$(19)
Interest cost	113	108
Amortization of unrecognized transition obligation	60	60
Amortization of prior service cost	20	49
Amortization of gains	(65)	(73)

Net periodic benefit cost	$106	$125

     The Plan’s accumulated benefit obligation at December 31, 2002 and 2001 was $1,363,000 and $1,356,000, respectively. The Company’s benefit obligation was measured using a weighted average discount rate of 6.75% and 7.25% in 2002 and 2001, respectively, and a compensation increase of 4% and 4% in 2002 and 2001, respectively. The amortization of prior service cost is determined using a straight-line amortization of the cost over the average remaining service period of the employee expected to receive benefits under the Plan.

Health Care and Life Insurance Benefits

     The Company offers health care and life insurance benefits to most active employees. Costs incurred for these benefits for continuing operations were $422,000, $327,000, and $309,000, in 2002, 2001, and 2000, respectively.

15. LICENSING AGREEMENTS

     The Company enters into collaborative arrangements with pharmaceutical companies to develop, manufacture or market products formulated with its drug delivery technologies.

     In September 1997, the Company entered into a strategic alliance agreement with Endo Pharmaceuticals, Inc. with respect to the development of an extended release formulation of oxymorphone a narcotic analgesic for the treatment of moderate to severe pain based on the Company’s TIMERx technology. This agreement was amended and restated in April 2002. Endo is a fully integrated specialty pharmaceutical company with a market leadership in pain management. Endo has a broad product line including 20 branded products that include the established brands such as Percodan(R), Percocet(R), and Lidoderm(R). Endo is registered with the U.S. Drug Enforcement Administration as a developer, manufacturer and marketer of controlled narcotic substances.

     Under the strategic alliance agreement, the responsibilities of the Company and Endo with respect to the oxymorphone product are determined by a committee comprised of an equal number of members from each of the Company and Endo (the “Alliance Committee”). During the development of the product, the Company formulated oxymorphone ER and Endo conducted all clinical studies and prepared and filed all regulatory applications. The Company has agreed to manufacture and supply TIMERx material to Endo, and Endo has agreed to manufacture and market oxymorphone ER in the United States. The manufacture and marketing outside of the United States may be conducted by the Company, Endo or a third party, as determined by the Alliance Committee.

     Prior to March 17, 2003, the Company and Endo shared the costs involved in the development of oxymorphone ER. On March 17, 2003, the Company gave Endo notice that it was discontinuing its participation in the funding of the development and marketing of oxymorphone ER effective April 17, 2003. As a result of this termination, Endo has the right to complete the development of oxymorphone ER and recoup the portion of development costs incurred by Endo that otherwise would have been funded by Penwest. Endo may recoup such development costs through a temporary adjustment in the royalty rate payable to Penwest that will return to its pre-adjustment level once Endo has recovered such costs. The parties have agreed that the party marketing oxymorphone ER will pay the other party royalties initially equal to 50% of the net realization (as defined in the agreement). This percentage will decrease if the aggregate U.S. net realization exceeds pre-determined thresholds. In general, the royalty payable by the marketing party to the other party will not drop below 40%. However, the royalty will be reduced by one-third in limited circumstances, including termination of the agreement based on uncured material breaches of the agreement by the royalty receiving party and certain bankruptcy and insolvency events involving the royalty receiving party. Under the agreement, Endo will purchase formulated TIMERx material for use in oxymorphone ER exclusively from the Company at specified prices, such prices will be reflected in the determination of net profits.

     On March 2, 2000, Mylan announced that it had signed a supply and distribution agreement with Pfizer to market a generic version of all three strengths (30 mg, 60 mg, 90 mg) of Pfizer’s Procardia XL. In connection with that agreement, Mylan decided not to market Nifedipine XL and agreed to pay Penwest a royalty on all future net sales of the 30 mg strength of Pfizer’s generic Procardia XL. The royalty percentage was comparable to the percentage called for in Penwest’s original agreement with Mylan for Nifedipine XL. Mylan has retained the marketing rights to the 30 mg strength of Nifedipine XL. Mylan’s sales in the United States in 2002 of the 30 mg dosage strength version of Pfizer’s generic Procardia XL totaled approximately $34.9 million. The term of this agreement continues until such time as Mylan permanently ceases to market generic Procardia XL.

16. CONTINGENCIES

     Substantial patent litigation exists in the pharmaceutical industry. Patent litigation generally involves complex legal and factual questions, and the outcome frequently is difficult to predict. An unfavorable outcome in any patent litigation affecting the Company could cause the Company to pay substantial damages, alter its products or processes, obtain licenses and/or cease certain activities. Even if the outcome is favorable to the Company, the Company could incur substantial litigation costs. Although the legal costs of defending litigation relating to a patent infringement claim (unless such claim relates to TIMERx) are generally the contractual responsibility of the Company’s collaborators, the Company could nonetheless incur significant unreimbursed costs in participating and assisting in the litigation.

17. SEGMENT INFORMATION

     The Company is engaged in the research, development and commercialization of novel oral drug delivery products and technologies. The Company’s product portfolio consists of technically advanced and patented excipients that may be licensed to customers or collaborators, and conducts its business primarily in North America and Europe. Prior to the Asset Sale (see Note 18) the Company had European operations consisting of a manufacturing facility in Nastola, Finland and sales offices in Reigate, England, and Bodenheim, Germany.

18. SUBSEQUENT EVENTS

     On February 27, 2003, Penwest sold substantially all of the assets (the “Assets”) used in the Company’s excipient business to subsidiaries and affiliates of Josef Rettenmaier Holding GmbH & Co. KG (“Rettenmaier”) for $41.75 million, plus the assumption of specified liabilities, subject to a working capital adjustment. The Assets of the excipient business were sold to Rettenmaier, either directly or through the sale of the outstanding capital stock of the three subsidiaries of Penwest that did business in the UK, Germany and Finland. The purchase price included $39.5 million in cash and a non-interest bearing promissory note of $2.25 million, with $1.0 million paid in April 2003 and

$1.25 million due May 25, 2004.

     In 2003, the Company recorded a gain on the Asset Sale of approximately $9.5 million, net of taxes of $51,000, and has reported the operating results of the excipient business as a discontinued operation in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The net carrying amount of the assets and liabilities on the date of the Asset Sale was approximately $29.5 million. The approximate carrying values of the major classes were: property, plant and equipment of $11.4 million; inventory of $8.3 million; receivables of $6.0 million; and intangible assets of $4.3 million offset by other net liabilities. The Company has presented its December 31, 2002 and 2001 balance sheets in the consolidated financial statements to reflect the assets and liabilities of the excipient business separately as assets held for sale and liabilities held for sale. The gain on the Asset Sale is net of transaction related costs totaling $3.1 million, primarily consisting of professional and advisory fees. As of December 31, 2002, these costs approximated $1.7 million and were reflected as deferred transaction costs on the consolidated balance sheet. Revenues for the excipient business approximated $36.4 million, $34.2 million and $33.3 million for 2002, 2001 and 2000, respectively. Pretax profits for the excipient business approximated $2.3 million, $1.3 million and $3.4 million, for 2002, 2001 and 2000, respectively.

     Prior to the sale of the excipient business, the Company had a revolving line of credit with a financial institution. On February 27, 2003, the Company fully paid down and terminated the Revolver in connection with the Asset Sale.

     As part of the Company’s agreement with AstraZeneca AB to acquire assets including trademarks and other intellectual property related to an excipient product, Pruv, for $3 million, on October 25, 2002, the Company issued a note to AstraZeneca AB in the principal amount of $2.25 million. These assets were included in the Asset Sale (see above). The note required the Company to pay all indebtedness outstanding under the note upon the closing of the Asset Sale. As a result, this note was paid in full on February 27, 2003.

     Prior to the sale of the excipient business, the Company owned its office, laboratory and warehouse facility in Patterson, New York, as well as a facility in Cedar Rapids, Iowa, where it manufactured pharmaceutical excipients. As part of the Asset Sale, the Company transferred these properties and assigned its lease of a pharmaceutical excipient manufacturing facility in Nastola, Finland to Rettenmaier. Under a lease agreement signed with Rettenmaier on February 27, 2003, the Company has the right to occupy approximately 14,000 square feet of office and research and development space in the Patterson facility until February 2008, initially on a rent-free basis (plus operating expenses) for two years and then pursuant to three successive one-year options at monthly rent payments approximating $14,000, plus operating expenses. In addition, in February 2003, the Company signed a lease agreement for approximately 11,000 square feet of office space in Danbury, Connecticut. This lease has an initial term expiring January 31, 2006, with renewal options through December 30, 2006, and requires that monthly base rents of approximately $20,000 be paid through the initial lease term. The Company moved its corporate offices to Danbury, Connecticut on March 31, 2003.

     On August 5 and August 6, 2003, the Company completed the sale of a total of 2,507,762 shares of common stock through a private placement to selected institutional investors (the “Private Placement”), resulting in gross proceeds to the Company of $52.7 million, from which the Company estimates it will pay fees and expenses of approximately $3.3 million. As part of the Private Placement, the Company granted the institutional investors additional rights to purchase up to an additional 501,552 shares of common stock at an exercise price of $26.00 per share. These additional investment rights will become exercisable 90 days after the closing date or, if earlier, upon the effectiveness of a registration statement for the resale of the common stock issued to the investors, and will expire 60 trading days after the effectiveness of such registration statement. The Company intends to use the net proceeds from the Private Placement to fund the research, development, marketing and commercialization of its products and technologies, and for general corporate purposes.

19. QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial data for the years ended December 31, 2002 and 2001 is as follows (in thousands, except per share data):

	Quarter Ended

	Mar. 31, 2002	June 30, 2002	Sept. 30, 2002	Dec. 31, 2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
				(a)
Total revenues	$1,115	$1,268	$1,681	$1,473
Gross profit	1,089	1,233	1,622	1,423
Loss from continuing operations	(4,819)	(6,024)	(4,943)	(3,242)
Earnings from discontinued operations	501	706	467	255
Net loss	$(4,318)	$(5,318)	$(4,476)	$(2,987)

Loss from continuing operations per share	$(0.31)	$(0.39)	$(0.32)	$(0.21)
Earnings from discontinued operations per share	0.03	0.05	0.03	0.02

Net loss per share	$(0.28)	$(0.34)	$(0.29)	$(0.19)

	Quarter Ended

	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
				(b)
Total revenues	$2,001	$1,218	$1,293	$1,284
Gross profit	1,890	1,166	1,255	1,242
Loss from continuing operations	(2,562)	(3,434)	(4,530)	(6,288)
Earnings (loss) from discontinued operations	439	268	405	(279)
Net loss	$(2,123)	$(3,166)	$(4,125)	$(6,567)

Loss from continuing operations per share	$(0.20)	$(0.27)	$(0.30)	$(0.41)
Earnings (loss) from discontinued operations per share	0.03	0.02	0.02	(0.02)

Net loss per share	$(0.17)	$(0.25)	$(0.28)	$(0.43)

(a)  During the fourth quarter of 2002, the following adjustments were recorded:

i)	The Company recorded the reimbursement of approximately $780,000 of costs from one of its collaborators, as a reduction of research & development expense.

ii)	The Company recorded an adjustment of approximately $317,000 to reduce the accrual for 2002 bonuses.

iii)	The Company recorded an impairment loss of approximately $121,000, net of accumulated amortization, relating to its patents.

(b)  During the fourth quarter of 2001, the following adjustment was recorded:

i)	The Company recorded an impairment loss of approximately $167,000, net of accumulated amortization, relating to its patents.

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of Ernst & Young LLP